Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

Wyeth Reports

Earnings Results for the

2007 First Quarter

➢	Worldwide Net Revenue for the 2007 First Quarter Increased 11% to $5.4 Billion

➢	Reported Net Income and Diluted Earnings Per Share for the 2007 First Quarter were $1.25 Billion and $0.92, Respectively

➢	Net Income and Diluted Earnings Per Share, Before Certain Significant Items, were $1.28 Billion and $0.94, Respectively

➢	Earnings Per Share Increased 12%

➢	Pharmaceuticals, Consumer Healthcare and Animal Health Segments All Achieved Double-Digit Net Revenue Growth

➢	New Clinical Results for Pipeline Products Presented

Madison, N.J., April 19, 2007 - Wyeth (NYSE: WYE) today reported results for the 2007 first quarter ending March 31, 2007. Worldwide net revenue increased 11% to $5.4 billion for the 2007 first quarter. Excluding the favorable impact of foreign exchange, worldwide net revenue increased 9% for the 2007 first quarter.

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Wyeth (Continued)

“Wyeth’s financial performance in the 2007 first quarter was again outstanding,” said Robert Essner, Chairman and Chief Executive Officer, Wyeth. “On top of that, the Company added momentum to our new product pipeline by successfully completing a number of important clinical trials for Pristiq for vasomotor symptoms and depression, Viviant for osteoporosis, and Aprela for osteoporosis and vasomotor symptoms.”

2007 First Quarter Product Highlights

Set forth below is a table of net revenue for Wyeth’s principal products for the 2007 first quarter together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 3/31/2007
Principal Products	($ in millions)	Increase/ (Decrease)

Effexor	$891	(6)%

Prevnar	617	43%

Protonix	474	(2)%

Enbrel (outside of the U.S. and Canada)	445	33%

Nutrition	347	20%

Alliance Revenue (1)	304	20%

Zosyn/Tazocin	281	18%

Premarin Family	241	(9)%

Centrum	159	1%

Advil	158	11%

(1)	Alliance revenue reflects revenue to Wyeth derived from sales of Enbrel (in the United States and Canada), Altace and the CYPHER stent.

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Wyeth (Continued)

ENBREL® continued to post strong global revenue growth in the 2007 first quarter. Wyeth has exclusive rights to Enbrel outside the United States and Canada. Enbrel sales in the United States and Canada, our share of which is reflected in alliance revenue, are expected to be reported by Wyeth’s marketing partner Amgen Inc. on Monday, April 23.

Enbrel is a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis, juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis. Enbrel ranks ninth in global sales among the top pharmaceutical products and continues as the second fastest growing. In Europe, Enbrel is the leading product across its indications, and its pre-filled syringes have now been launched in 13 countries. Enbrel is now approved, launched and reimbursed in Japan where the Company has been operating under a routine government-required post-marketing safety program. Wyeth anticipates that this program will soon be concluded, paving the way for broader patient access and expanded commercial opportunity.

PREVNAR®, Wyeth’s vaccine to prevent invasive pneumococcal disease in infants and young children, continues to be the world’s best-selling vaccine. Prevnar’s 2007 first quarter net revenue increased 43% over the 2006 first quarter. U.S. net revenue increased 16% due to improvement in compliance rates, the addition of 250,000 doses to the CDC vaccine stockpile, as well as price increases. International net revenue increased 83% largely due to the positive impact of the national immunization programs (NIP) that began in late 2006 in Germany, Mexico and the United Kingdom. In addition, an NIP was initiated in Belgium in January – bringing the total number of NIPs to 16 worldwide. Wyeth anticipates that number to increase as a result of the March 23, 2007 announcement by the World Health Organization recommending the inclusion of Prevnar in NIPs. Prevnar is now available in 76 countries around the world.

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Wyeth (Continued)

EFFEXOR® (Effexor and Effexor XR) continues to be the number one selling antidepressant globally and an important therapy in treating adult patients with major depressive disorder, generalized anxiety disorder, social anxiety disorder and panic disorder. The revenue decrease in the 2007 first quarter reflects year-over-year wholesaler inventory changes, the impact of Teva Pharmaceutical Industries Ltd.’s (Teva) launch of a generic version of Effexor’s immediate release formulation in the United States, as well as the introduction of Teva’s generic version of Effexor XR in Canada.

ZOSYN® retained its status as the number one selling I.V. antibiotic worldwide and reached $1.0 billion in its moving annual total in the 2007 first quarter. The Company has made significant progress introducing the reformulated version of this important product and anticipates that the majority of the world’s markets will have access by mid-year.

Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet Web site at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

New Product Update

The Company will review key clinical results during its earnings conference call today for several of its late stage pipeline products that are either under U.S. Food and Drug Administration (FDA) review or in preparation for regulatory submission. Additional information follows.

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Wyeth (Continued)

PRISTIQ™

The Company will review its analysis of new clinical results from recently concluded studies of Pristiq (desvenlafaxine succinate), a serotonin norepinephrine reuptake inhibitor for the treatment of vasomotor symptoms associated with menopause and the treatment of major depressive disorder. The Company’s New Drug Applications (NDA) for Pristiq for both of these indications are currently under review by the FDA.

For Pristiq and its vasomotor symptoms indication, the Company will review results from a study of 100 mg and 150 mg doses that included a three-day, 50 mg titration step. These results showed a substantial decrease in reported incidences of nausea and adverse event related discontinuations that had been seen upon initiating therapy in earlier trials. The study also confirmed the efficacy of the 100 mg and 150 mg doses in treating vasomotor symptoms. Wyeth recently submitted these data to the FDA and has been advised that the FDA will extend its review cycle for this indication by three months, to late July, to include these data in its review of the NDA. These data will also be submitted to the European regulatory authorities to support the ongoing review of the marketing authorization application for Pristiq for vasomotor symptoms in Europe.

Wyeth will also review key clinical results of Pristiq’s low-dose studies in depression. Data from these studies replicate efficacy at the 100 mg dose and demonstrate efficacy at the 50 mg dose in two separate studies. In addition, these low-dose studies showed reduced adverse event related discontinuation rates and an improvement in rates of nausea and overall tolerability. Wyeth plans to complete all required analyses of these data by late summer and will include these results in its complete response to the FDA approvable letter received in January 2007.

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Wyeth (Continued)

We anticipate that the FDA will extend its review of Pristiq for the depression indication by six months from the date we submit our complete response, including these low-dose data, resulting in a final decision during the first quarter of 2008. In addition, the Company plans to file the depression indication for European review, including the low-dose and all other available data, in the 2007 third quarter.

Collectively, these new clinical results significantly enhance the profile of Pristiq for launch in vasomotor symptoms and depression indications.

        VIVIANT™

Wyeth will review three-year fracture results for Viviant (bazedoxifene) for the prevention of osteoporosis. The NDA for Viviant for the prevention of osteoporosis is currently under review by the FDA. These results demonstrated a significant reduction in the incidence of vertebral fracture with three years of therapy and a corresponding significant increase in bone mineral density. The study results also continued to bear out the favorable safety profile with bazedoxifene including endometrial effects similar to placebo, no apparent stimulation of breast tissues, no safety signal on cerebrovascular events, and venous thrombosis events and flushes similar to other drugs of this class. Wyeth plans to complete the analysis of this study and submit it by mid-year in response to an FDA approvable letter expected later this month. A six-month review extension, from the date of submission of these data, is anticipated, resulting in a projected year-end action date from the FDA. Later in 2007, these data will be included in Wyeth’s filing for Viviant in Europe and the subsequent filing for osteoporosis treatment in the United States.

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Wyeth (Continued)

        APRELA™

Wyeth will also review results of a Phase 3 clinical trial with Aprela (bazedoxifene/conjugated estrogens), confirming its high degree of efficacy in treating vasomotor symptoms and its favorable safety and tolerability profile. The Company’s NDA filing for Aprela remains on track for the end of 2007.

The studies discussed above will significantly contribute to the regulatory success and initial positioning and profiling of our new products in the market and their potential for long-term success.

R&D News

In January 2007 Wyeth Research was recognized by the major trade publication R&D Directions for the “Best CNS Pipeline.” In the 2007 first quarter, the first group of adult patients was enrolled in a Phase 3 clinical trial for Wyeth’s 13-valent pneumococcal conjugate vaccine (13v PnC). In addition, on March 30, Wyeth, with its partner Progenics Pharmaceuticals, Inc., submitted an NDA to the FDA for the subcutaneous formulation of methylnaltrexone for the treatment of opioid-induced constipation in patients receiving palliative care.

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Wyeth (Continued)

Guayama Manufacturing Facility Update

On April 5, Wyeth announced that the FDA concluded its general re-inspection of the Company’s Guayama, Puerto Rico manufacturing facility. The re-inspection was related to an FDA Warning Letter received in May 2006 that raised several specific concerns about manufacturing at the facility.

We have responded in writing to the FDA’s observations from the recently concluded re-inspection and we continue to believe the situation at the Guayama facility will be resolved without affecting the timing of our new product launches.

The Guayama facility also underwent a current Good Manufacturing Practices inspection by representatives of the European Medicines Agency during the week of March 26, 2007. That inspection was concluded successfully with no critical or major observations and Wyeth received a positive evaluation of the site’s compliance status.

2007 First Quarter Results

Net income and diluted earnings per share for the 2007 first quarter were $1,254.1 million and $0.92, respectively, compared with $1,119.6 million and $0.82 for the 2006 first quarter. The 2007 first quarter results included net charges of $42.6 million ($29.5 million after-tax or $0.02 per share-diluted) related to the Company’s productivity initiatives. The 2006 first quarter results included net charges of $35.1 million ($24.2 million after-tax or $0.02 per share-diluted) related to the Company’s productivity initiatives. The 2007 and 2006 productivity initiatives charges are considered to be certain significant items for

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Wyeth (Continued)

purposes of analyzing the Company’s results of operations. Net income and diluted earnings per share, before certain significant items, for the 2007 first quarter were $1,283.6 million and $0.94, respectively, compared with $1,143.8 million and $0.84, respectively, for the 2006 first quarter.

The increase in net income and diluted earnings per share for the 2007 first quarter, before certain significant items, resulted from higher net revenue, higher interest income, net and lower selling, general and administrative expenses, as a percentage of net revenue offset, in part, by higher research and development spending and increased income taxes. Cost of goods sold, as a percentage of net revenue, was consistent with the prior year. Included in other income, net were pre-tax gains from product divestitures of $16.3 million and $17.6 million for the 2007 and 2006 first quarter, respectively.

To assist in performing first quarter comparisons, a pro forma presentation, which excludes our productivity initiatives, is provided under “Results of Operations – As Adjusted” at the end of this press release.

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Wyeth (Continued)

Segment Information

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 3/31/2007
Net Revenue By Reportable Segment	($ in millions)	Increase

Pharmaceuticals	$4,481.4	11%

Consumer Healthcare	611.4	10%

Animal Health	275.9	11%

Consolidated Total	$5,368.7	11%

        Pharmaceuticals

Worldwide Pharmaceuticals net revenue increased 11% for the 2007 first quarter due primarily to higher sales of Prevnar, Enbrel, Nutrition products and Zosyn offset, in part, by lower sales of Effexor, Protonix® and the Premarin® family of products. In addition, Zoton® and Inderal® LA sales also decreased between periods due to generic competition. Alliance revenue increased 20% to $304.0 million for the 2007 first quarter due primarily to higher sales of Enbrel in the United States and Canada. Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 9% for the 2007 first quarter.

        Consumer Healthcare

Worldwide Consumer Healthcare net revenue increased 10% for the 2007 first quarter due primarily to an increase in sales of Dimetapp®, Advil® Cold & Sinus and Robitussin®, which were negatively impacted in the first quarter of 2006 by retailer actions and federal

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Wyeth (Continued)

and state legislation related to pseudoephedrine-containing products. The 2007 first quarter results also reflect higher sales of Advil PM, which was introduced in the 2006 second quarter. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue increased 8% for the 2007 first quarter.

        Animal Health

Worldwide Animal Health net revenue increased 11% for the 2007 first quarter due primarily to higher sales of companion animal, livestock, equine and poultry products. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue increased 8% for the 2007 first quarter.

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Wyeth (Continued)

Results of Operations

The comparative results of operations are as follows:

(In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended
	3/31/2007	3/31/2006
Net Revenue	$5,368,686	$4,837,937

Cost of Goods Sold	1,474,511	1,337,118

Selling, General and Administrative Expenses	1,512,539	1,464,596

Research and Development Expenses	750,732	684,670

Interest (Income) Expense, Net	(14,800)	5,513

Other Income, Net(1)	(99,636)	(114,575)

Income Before Income Taxes	1,745,340	1,460,615

Provision for Income Taxes	491,236	341,032

Net Income	$1,254,104	$1,119,583

Basic Earnings Per Share(2)	$0.93	$0.83

Average Number of Common Shares Outstanding During Each Period - Basic	1,342,884	1,344,527

Diluted Earnings Per Share(2)	$0.92	$0.82

Average Number of Common Shares Outstanding During Each Period - Diluted	1,375,275	1,372,567

See Notes to Results of Operations and Results of Operations – As Adjusted.

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Wyeth (Continued)

Results of Operations – As Adjusted

Wyeth has prepared the following presentation of its results of operations for the three months ended March 31, 2007 and 2006, adjusted where noted below, to exclude productivity initiatives, which are considered certain significant items during the 2007 and 2006 first quarter.

The comparative results of operations – as adjusted are as follows:

(In thousands except per share amounts)

	(UNAUDITED) - AS ADJUSTED
	Three Months Ended
	3/31/2007	3/31/2006
Net Revenue	$5,368,686	$4,837,937

Cost of Goods Sold(3)	1,445,455	1,308,443

Selling, General and Administrative Expenses(3)	1,499,061	1,461,429

Research and Development Expenses(3)	750,666	681,412

Interest (Income) Expense, Net	(14,800)	5,513

Other Income, Net(1)	(99,636)	(114,575)

Income Before Income Taxes	1,787,940	1,495,715

Provision for Income Taxes(3)	504,336	351,932

Net Income(3)	$1,283,604	$1,143,783

Basic Earnings Per Share(2)	$0.96	$0.85

Average Number of Common Shares Outstanding During Each Period - Basic	1,342,884	1,344,527

Diluted Earnings Per Share(2)	$0.94	$0.84

Average Number of Common Shares Outstanding During Each Period - Diluted	1,375,275	1,372,567

See Notes to Results of Operations and Results of Operations – As Adjusted.

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Wyeth (Continued)

Notes to Results of Operations and Results of Operations – As Adjusted

(1)	Other income, net included royalty income for the 2007 first quarter of $76,964, compared with $65,447 for the prior year.

(2)

The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional common shares (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes was $7,872 for the 2007 first quarter compared with $6,760 for the 2006 first quarter.

(3)

Charges of $42,600 ($29,500 after-tax or $0.02 per share-diluted) related to activities associated with the Company’s productivity initiatives were excluded from the results of operations – as adjusted for the 2007 first quarter. These charges are considered certain significant items and have been excluded above as follows: $29,056 from Cost of Goods Sold, $13,478 from Selling, General and Administrative Expenses, and $66 from Research and Development Expenses.

The 2006 first quarter included charges of $35,100 ($24,200 after-tax or $0.02 per share-diluted) related to activities associated with the Company’s productivity initiatives, which were excluded from the results of operations – as adjusted for the 2006 first quarter. These charges are considered certain significant items and have been excluded above as follows: $28,675 from Cost of Goods Sold, $3,167 from Selling, General and Administrative Expenses and $3,258 from Research and Development Expenses.

Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under generally accepted accounting principles (GAAP). Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. The productivity initiatives charges, which include costs associated with the Global Business Operations initiative, the costs of closing certain manufacturing facilities, including accelerated depreciation, certain reorganization expenses and the elimination of certain positions at the Company’s facilities have been excluded as these charges are not considered to be indicative of continuing operating results. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented. These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

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Wyeth (Continued)

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts are forward-looking statements based on current expectations of future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In particular, the statements in this press release regarding clinical data and/or the regulatory status of our pipeline products are based on a preliminary analysis of the data and our expectations as to how that data will impact the regulatory approval process, which is subject to risks and uncertainties related to both the timing and success of regulatory approval. In addition, although it remains our goal to resolve the issues raised in the Warning Letter relating to our Guayama, Puerto Rico facility as quickly as possible, we cannot exclude the possibility that these issues will result in further regulatory action or delays in the approval of new products or release of approved products manufactured at the facility. Other risks and uncertainties include the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products, including with respect to our pipeline products; government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; data generated on our products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability, intellectual property and other litigation risks and environmental liabilities; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; economic conditions including interest and currency exchange rate fluctuations; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; risks and uncertainties associated with global operations and sales; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A, Risk Factors.” The forward-looking statements in this press release are qualified by these risk factors. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

The Company will hold a conference call with research analysts at 8 a.m. Eastern Daylight Saving Time today. The purpose of the call is to review the financial results of the Company for the first quarter. In addition, a slide presentation accompanying the 2007 first quarter

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Wyeth (Continued)

earnings conference call will be available on the Web site at the start of the call. Interested investors and others may access the slide presentation and listen to the call live or on a delayed basis through the Internet webcast, which may be accessed by visiting the Company’s Internet Web site at www.wyeth.com and clicking on the “Investor Relations” hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company’s Internet Web site.

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